Exhibit 20.1

PANSOFT COMPANY LIMITED

3/F Qilu Software Park Building
Jinan Hi-Tech Zone
Jinan, Shandong,
People’s Republic of China 250101

July 6, 2009

Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, which will be held on July 20th, 2009 at 9:00 a.m., Eastern Time, via the Internet. You can access the virtual meeting by logging on at www.pansoft.com using the control number located with your proxy materials.

The formal notice of the Annual Meeting and the related information statement (the “Proxy Statement”) are attached.

After reading the Proxy Statement, please mark, date, sign and return, as soon as possible, the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR ATTEND THE ANNUAL MEETING ONLINE.

A copy of our Annual Report to Stockholders is also enclosed.

We look forward to talking to you at the meeting.

                                                                                         Sincerely Yours,

                                                 Hugh Wang
                                                                                                                                                                         Chairman of the Board

PANSOFT COMPANY LIMITED

Notice of Annual Meeting of Stockholders

To Be Held on July 20th, 2009

The Annual Meeting of Stockholders of Pansoft Company Limited (the “Company”) will be held on July 20, 2009 at 9:00 a.m., Eastern Time, via the Internet. Shareholders can access the virtual meeting by logging on at www.pansoft.com.

The Annual Meeting is held for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect one new director.

2. To approve and ratify (i) the Company’s 2008 Stock Incentive Plan (“2008 Stock Plan”) under which 604,248 shares of the Company’s common stock are initially authorized for issuance and (ii) certain outstanding options to purchase an aggregate of 367,000 shares of Common Stock, previously granted under the 2008 Stock Plan subject to stockholder approval.

3. To ratify the appointment of AGCA, Inc. (“AGCA”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on June 25th, 2009, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company’s principal executive offices located at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101, for five days prior to the meeting.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                                                                       By order of the Board of Directors

                                                                                                                                                                       Allen Zhang
                                                                                                                                                                       Interim Chief Financial Officer

        July 6, 2009

PANSOFT COMPANY LIMITED

PROXY STATEMENT

This information statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Pansoft Company Limited (“Pansoft” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held through the Internet. Shareholders can access the virtual meeting by logging on at www.pansoft.com on July 20, 2009 at 9:00 a.m., Eastern Time, and at any adjournment or postponement of the Annual Meeting (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about July 6, 2009.

VOTING PROCEDURES

The shares represented by proxy received in response to this solicitation and not revoked will be voted at the Annual Meeting. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your shares by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. In the event no directions are specified, the shares will be voted FOR the election of the nominee director listed in this Proxy Statement and FOR approval of proposals 2 and 3 described in the Notice of Annual Meeting and in this Proxy Statement. You may also vote by attending the Annual Meeting in person.

You may revoke or change your proxy vote at any time before it is actually voted at the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Secretary of the Company. You may also revoke your proxy by attending and voting in person at the Annual Meeting, but your attendance at the Annual Meeting will not, by itself, constitute a revocation of your proxy. If your shares are registered in the name of a bank or other brokerage firm, you will receive instructions from them that you must follow in order to have your shares voted.

Who Can Vote

Stockholders of record at the close of business on June 25, 2009 are entitled to notice of and to vote at the Annual Meeting. As of June 25, 2009, the Company had 5,438,232 shares of common stock, $0.001 par value per share (“Common Stock”) outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

General Information on Voting

Holders of a majority of the outstanding shares of Common Stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. Shares that are marked “withheld” or “abstain” are treated as being present for purposes of determining the presence of a quorum at the Annual Meeting. If you hold your Common Stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on certain proposals that are considered “non-routine” proposals (a “broker non-vote”) unless you have given voting instructions to your bank, broker or nominee.  All of the proposals presented at the annual meeting are “routine” matters.  Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists.

Directors are elected by a plurality vote. Accordingly, the director nominees who receive the most votes cast in his or her favor will be elected. Votes that are withheld from a nominee will be excluded entirely from the election of the Class I directors and will have no effect on the outcome. A broker non-vote has no effect in the outcome of the election of the directors, as directors are elected by a plurality of the votes cast. Proposal 2 will be approved by the majority of votes cast at the annual meeting and Proposal 3 will be decided by the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on each such matter. An abstention on Proposals 3 has the effect of a vote against the proposal because each proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

Stockholders whose shares are registered in their own names may vote by mailing a completed proxy card, via the Internet or by telephone.  Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, such proxies will be voted FOR each nominee of the Board of Directors (Proposal No. 1) and FOR the approval of the stock option plan (Proposal No. 2) and ratification of the appointment of AGCA as the Company’s independent registered public accounting firm for the Company’s year ended December 31, 2009 (Proposal No. 3) and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person via the Internet.

The Company will bear the expense of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by the Company’s directors, officers or other employees by telephone, facsimile or other means.

No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company’s Common Stock.

Management of the Company is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. If any other matters properly come before the meeting, persons appointed by the enclosed form of proxy will have discretionary authority to vote such proxies as they decide.

Recommendations of the Board of Directors

The Company’s Board of Directors recommends a vote:

•	FOR the election of the Class I nominee to the Board of Directors (Proposal 1);

•	FOR approval and ratification of (i) the 2008 Stock Plan and (ii) certain outstanding options previously granted under the 2008 Stock Plan subject to stockholder approval (Proposal 2); and

•	FOR ratification of AGCA as our registered public accounting firm for fiscal year 2009 (Proposal 3).

IMPORTANT

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s articles of association provides for a classified Board of Directors consisting of three classes having staggered terms of three years each. The Board of Directors currently consists of one Class I director, two Class II directors, and two Class III directors. The Class I director has a term expiring at the 2009 annual meeting of stockholders, the Class II directors have a term expiring at the 2010 annual meeting and the Class III directors have a term expiring at the 2011 annual meeting of stockholders.

After Mr. Chong Chen, the previous Class I director, resigned from the Board of Directors for personal reasons, the Nomination Committee of the Board of Directors recommended, and the Board of Directors approved, Paul Gillis as the nominee for election at the Annual Meeting to Class I of the Board of Directors to replace Mr. Chong Chen.  If elected, Paul Gillis will serve for a term of three years expiring at the 2012 annual meeting of stockholders or until his successor shall have been elected and qualified.  Paul Gillis has consented to be named as the nominee and agreed to serve if elected. If, however, Paul Gills is unable to serve, proxies will be voted for such persons as the Board of Directors may recommend.

Shares represented by proxy cannot be voted for a greater number of persons than the number of nominee named. The other directors of the Company will continue in office for their existing terms.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of the following nominee to the Board of Directors:

NOMINEES TO SERVE AS CLASS I DIRECTOR SERVING A TERM EXPIRING AT THE 2012 ANNUAL MEETING

Mr._Paul Gillis

Paul Gillis. Mr. Gillis currently serves as Visiting Professor of Accounting at Peking University where he has taught financial accounting and taxation courses since 2007.  Mr. Gillis was with the United States firm of PricewaterhouseCoopers from 1976 to 2004. He was admitted to partnership at PricewaterhouseCoopers  in 1988.  He has been based in China since 1997 and served as the Asia-Pacific tax managing partner and a member of the China executive board of Pricewaterhouse Coopers.  Prior to his assignment to China in 1997, he was based in Denver, Colorado as the Price Waterhouse Mining Industry Leader.   Mr. Gillis received a bachelor’s degree in accounting from Western State College, a master’s degree in accounting from Colorado State University and is currently a PhD candidate at Macquarie Graduate School of Management.   He is a Certified Public Accountant in the United States.

PROPOSAL 2

APPROVAL AND RATIFICATION OF THE 2008 STOCK INCENTIVE PLAN AND CERTAIN OUTSTANDING STOCK OPTION AWARDS

The Company’s stockholders are being asked to vote on a proposal to approve and ratify (i) the Company’s 2008 Stock Plan under which 604,248 shares of Common Stock are initially reserved for issuance and (ii) certain outstanding options to purchase an aggregate of 367,000 shares of Common Stock, previously granted under the 2008 Stock Plan subject to stockholder approval.  The 2008 Stock Plan is intended to assure that a sufficient reserve of Common Stock is available for the award of stock incentives designed to attract and retain the services of key individuals essential to the Company’s long-term growth and success. Similarly, the outstanding options are designed to retain the services of key individuals essential to the Company’s long-term growth and success.

The 2008 Stock Plan was adopted by the Board of Directors on July 20, 2008, subject to the approval of the Company’s stockholders at the next Annual Meeting.

The principal terms and provisions of the 2008 Stock Plan and the outstanding options subject to stockholder approval are summarized below. The plan summary, however, is not intended to be a complete description of all the terms of the 2008 Stock Plan and is qualified in its entirety by reference to the complete text of the 2008 Stock Plan. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal office in Jinan, Shandong, China.

Description of the 2008 Stock Plan

Purpose

The purpose of the 2008 Stock Plan is to promote the interests of the Company and its stockholders by encouraging key individuals to acquire shares of the Company’s Common Stock or to increase their proprietary interest in the Company. By providing the opportunity to acquire shares of Common Stock or to receive other equity incentives under the 2008 Stock Plan, the Company seeks to attract and retain those key employees upon whose judgment, initiative and leadership on which the success of the Company largely depends.

Administration and Eligibility

The compensation committee of our board of directors will have the authority to administer the 2008 Stock Plan and to make awards under the plan to all eligible individuals. The term “plan administrator,” as used in this summary, will mean our compensation committee to the extent such entity is acting within the scope of its administrative authority under the 2008 Stock Plan.

The plan administrator will have complete discretion to determine which eligible individuals are to receive such awards, the time or times when those awards are to be made, the number of shares subject to each such award, the vesting schedule to be in effect for the award, the maximum term for which the award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the U.S. federal tax laws.

Employees, directors, consultants and advisors of the Company (or any subsidiary of the Company) are eligible to participate in the 2008 Stock Plan, although incentive stock options may be granted only to employees.  As of June 25th, 2009, approximately 25 employees (including three executive officers), three non-employee board members and one consultant were eligible to participate in the 2008 Stock Plan.

Our board of directors may amend or modify the 2008 Stock Plan at any time; provided, however, that stockholder approval will be required for any amendment which materially increases the number of shares of common stock authorized for issuance under the 2008 Stock Plan (other than in connection with certain changes to the Company’s capital structure as explained below), materially increases the benefits accruing to participants, materially expands the class of individuals eligible to participate in the 2008 Stock Plan, expands the types of awards which may be made under the 2008 Stock Plan or extends the term of the 2008 Stock Plan, or to the extent such stockholder approval may otherwise required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our  common stock is at the time primarily traded. Unless sooner terminated by our board of directors, the 2008 Stock Plan will terminate on July 21, 2018.

Shares Subject to the 2008 Stock Plan

604,248 shares of our Common Stock will initially be reserved for issuance over the term of the 2008 Stock Plan. Should any unvested shares issued under the 2008 Stock Plan be subsequently repurchased by the Company upon the individual’s cessation of service prior to vesting in those shares, then the repurchased shares will be available for subsequent award and issuance under the 2008 Stock Plan. If any options are forfeited or terminate for any other reason prior to the issuance of the total number of shares subject to the awards, then the unissued shares subject to those awards will again become available for issuance under the 2008 Stock Plan.

There are net counting provisions in effect under the 2008 Stock Plan. Accordingly, the following share counting procedures will apply:

•
Should the exercise price of an option be paid in shares of Common Stock, the 2008 Stock Plan will be reduced by the net number of new shares issued under the exercised option, and not by the gross number of shares for which that option is exercised

•
Should shares of common stock otherwise issuable under the 2008 Stock Plan be withheld by us in satisfaction of the withholding taxes incurred in connection with the exercise, issuance or vesting of an award, then the number of shares of common stock available for issuance under the 2008 Stock Plan will be reduced by the net number of shares issuable pursuant to that award following any such share withholding.

Types of Awards

Restricted stock awards and stock options may be issued under the 2008 Stock Plan.

Restricted Stock Awards

Shares of Common Stock may be issued under the 2008 Stock Plan at a price per share not less than their fair market value, payable in cash or other valid consideration under the corporate law of the British Virgin Islands.  Shares may also be issued as a bonus for past services without any cash purchase price required of the recipient.

Options

No individual may receive in any one calendar year options to purchase more than an aggregate of 100,000 shares of Common Stock.  Options issued under the 2008 Stock Plan will be taxable for U.S. tax purposes as either nonstatutory stock options (“NSOs”) or incentive stock options (“ISOs”) intended to qualify for special tax treatment under the U.S. tax laws.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No incentive stock option will have a term in excess of ten years. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The exercise price of an option may be paid in any lawful form permitted by the plan administrator, including (without limitation) the delivery of shares of Common Stock owned by the optionee for the requisite period necessary to avoid a compensation expense to the Company for financial reporting purposes upon their delivery. The plan administrator may likewise permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Company.

Vesting

The plan administrator determines the vesting schedule applicable to each award. Vesting may be based on the employee’s service, his or her individual performance, the Company’s performance or other appropriate criteria. In general, the vesting conditions will be based on the employee’s service after the date of grant. Vesting may be accelerated in the event of the employee’s death, disability or retirement or in the event of a change in control of the Company.

Change of Control

In the event of a change of control of the Company, the plan administrator may take such actions with respect to awards as the plan administrator deems appropriate. These actions may include, but shall not be limited to, the following:

(a) Provide for the acceleration of all or part of the vesting schedule;

(b) Provide for the purchase or settlement of any such award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of a participant’s rights had such award been currently exercisable or payable;

(c) Make adjustments to awards then outstanding as the plan administrator deems appropriate to reflect such change of control; provided, however, that to the extent required to avoid a charge to earnings for financial accounting purposes, such adjustments shall be made so that both (i) the aggregate intrinsic value of an award immediately after the adjustment is not greater than or less than the award’s aggregate intrinsic value before the award and (ii) the ratio of the exercise price per share to the market value per share is not reduced; or

(d) Cause any such award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving legal entity in such change of control.

Changes to the Company’s Capital Structure

    In the event of a stock dividend, stock split or combination of shares, spin-off, reclassification, recapitalization, merger or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to stockholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the 2008 Stock Plan (under outstanding awards and awards to be granted in the future), the exercise price of options, and other relevant provisions shall be appropriately adjusted by the plan administrator, whose determination shall be binding on all persons.

Stockholder Rights and Transferability

 No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares.  Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2008 Stock Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members, to the extent such transfer is in connection with the optionee’s estate plan.

A participant will have full stockholder rights with respect to any shares of common stock issued to him or her under the 2008 Stock Plan, whether or not his or her interest in those shares is vested.

Valuation

For all valuation purposes under the 2008 Stock Plan, the fair market value per share of Common Stock on any relevant date shall be equal to the average of the high and low sale prices on that date on the Nasdaq Capital Market.

        Accounting Treatment

Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS 123R, the Company is required to recognize all share-based payments, including grants of stock options, in our financial statements.  Accordingly, stock options that are granted to our employees and non-employee Board members will have to be valued at fair value as of the grant date under an appropriate valuation formula, and that value will have to be charged as stock-based compensation expense against our reported GAAP earnings over the designated vesting period of the award.  If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time will be charged to our reported earnings ratably over the vesting period. Such accounting treatment for direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Stock options granted to non-employee consultants will result in a direct charge to our reported earnings based on the fair value of the options at the measurement date, generally the date of service agreement, pursuant to EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The fair value will be recognized as an expense when incurred in our consolidated statements of operations.

Approval and Ratification of Certain Outstanding Option Grants

The following table provides summary information concerning the outstanding stock options awarded subject to stockholder approval.   In the event stockholder approval of this Proposal 2 is not obtained, the options will terminate and cease to be outstanding.  As of June 25th, 2009 no stock option grants other than those listed below and no stock awards other than stock options were outstanding under the 2008 Stock Plan.

Name	Number of Option Shares Granted	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d
A. Hugh Wang, Chairman of Board	70,000	$7	9-Sep-13
Guoqiang Lin, Chief Executive Officer	50,000	$7	9-Sep-13
Allen Zhang, Interim Chief Financial Officer	50,000	$7	9-Sep-13
Allen Zhang, Interim Chief Financial Officer	15,000	$2.74	12-Dec-13
Tony Luh, Director	7,000	$7	9-Sep-13
Samuel Shen, Director	7,000	$7	9-Sep-13
Chong Chen, Director	7,000	$7	10-Sep-13
Tony Luh, Director	7,000	$2.74	12-Dec-13
Samuel Shen, Director	7,000	$2.74	12-Dec-13
Chong Chen, Director	7,000	$2.74	12-Dec-13
Other employee and individuals	140,000	$7 or 2.74	9-Sep-13 and 12-Dec-13

(1)  Each of the reported options will vest and become exercisable for the total number of shares subject to that option at the time of grant in accordance with the following schedule: twenty percent of the total number of option shares will vest on each anniversary of the September 8, 2008 grant date, provided the optionee continues in the Company’s service through each applicable vesting date.

(2)  Each of the reported options will vest and become exercisable for the total number of shares subject to that option at the time of grant in accordance with the following schedule: twenty percent of the total number of option shares will vest on each anniversary of the December 13, 2008 grant date, provided the optionee continues in the Company’s service through each applicable vesting date.

(3)  Each of the reported options outstanding at the time of a change in control of the Company but not otherwise fully vested, shall vest and become exercisable on an accelerated basis unless that option is assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the intrinsic value of the award and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for that award.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting, is required for approval and ratification of the 2008 Stock Plan and the outstanding options to purchase an aggregate of 367,000 shares of Common Stock previously granted under the 2008 Stock Plan subject to stockholder approval. Should such stockholder approval not be obtained, the 2008 Stock Plan and the options outstanding under such plan will terminate and cease to be outstanding, and no further awards will be made pursuant to the 2008 Stock Plan.

Chinese Regulatory Filing Requirements

Most of the recipients of the awards issued under the 2008 Stock Plan are residents of the People’s Republic of China (“PRC”).  According to the regulations promulgated by the PRC State Administration of Foreign Exchange (“SAFE”), the 2008 Stock Plan should be filed with local foreign exchange authorities.  If we fail to file the 2008 Stock Plan, the recipients may have difficulty purchasing the shares underlying the options.  The Company is coordinating with local counterparts of SAFE to file the plan.

    The Board of Directors unanimously recommends a vote FOR the approval and ratification of the Pansoft Company Limited 2008 Stock Incentive Plan and the outstanding options to purchase an aggregate of 367,000 shares of Common Stock previously granted under the 2008 Stock Plan

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of AGCA as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Audit Committee will reconsider the appointment if the appointment is not ratified.

Effective April 24, 2009, the Company dismissed MSCM LLP (“MSCM”) as the Company’s independent registered public accounting firm and engaged AGCA, Inc. as its independent registered public accounting firm for the fiscal year ending December 31, 2009.  For a more detail description of the dismissal and engagement of AGCA, see the Company’s Form 8-K/A filed with the SEC on May 12, 2009.  The aggregate fees billed by MSCM for services rendered in fiscal years ended December 31, 2008, and 2007 are as follows:

Name	Audit Fees(1)	Audit Related Fees	All Other Fees (2)
MSCM LLP
for fiscal year ended:
December 31, 2008	$101,818	$0	$53,471
December 31, 2007	$93,042	$0	$0

(1)
Includes audit fees for the annual financial statements of the Company, and review of financial statements included in the Company's quarterly reports on Form 10-Q and annual report on Form 10-K, and fees normally provided in connection with statutory and regulatory filings for those fiscal years

(2)	The fees are for review of SEC filings.

Pre-Approval Policies and Procedures

The Audit Committee has a policy concerning the pre-approval of audit and non-audit service to be provided by the Company’s independent auditors. The policy requires that the Audit Committee shall oversee the work of the independent auditors for all audit reports and related works.  All audit and non-audit services for 2008 were pre-approved by the audit committee

    The Board of Directors recommends a vote FOR ratification of the appointment of AGCA Inc.

STOCKHOLDER PROPOSALS

The Company’s articles of association establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at the Company’s 2009 annual meeting of stockholders, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company at the Company’s principal executive offices at 3/F Qilu Software Park Building, Jinan Hi-Tech Zone, Jinan, Shandong, People’s Republic of China 250101. To be timely, generally a stockholder’s notice of the proposal must be delivered or mailed and received at the executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy card promptly.

                                                                                       By order of the Board of Directors

                                                                                                                                                                       Allen Zhang
                                                                                                                                                                       Interim Chief Financial Officer

APPENDIX A
PANSOFT COMPANY LIMITED

2008 STOCK INCENTIVE PLAN

1. Purpose and Effective Date.

(a) The purpose of the Pansoft Company Limited 2008 Stock Incentive Plan (the “Plan”) is to further the long term stability and financial success of Pansoft Company Limited (the “Company”) by attracting and retaining personnel, including employees, non-employee directors, and consultants, through the use of stock incentives. It is believed that ownership of Company stock will stimulate the efforts of those employees upon whose judgment, interest and efforts the Company is and will be largely dependent for the successful conduct of its business.

(b) The Plan was adopted by the Board of Directors of the Company on July 20, 2008 (the “Effective Date”).

2. Definitions.

(a) Act. The Securities Exchange Act of 1934, as amended.

(b) Affiliate. The meaning assigned to the term “affiliate” under Rule 12b-2 of the Act.

(c) Applicable Withholding Taxes. The aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold (based on the minimum applicable statutory withholding rates) in connection with any exercise of an Option or the award, lapse of restrictions or payment with respect to Restricted Stock.

(d) Award. The award of an Option or Restricted Stock under the Plan.

(e) Beneficiary. The person or persons entitled to receive a benefit pursuant to an Award upon the death of a Participant.

(f) Board. The Board of Directors of the Company.

(g) Cause. Dishonesty, fraud, misconduct, gross incompetence, gross negligence, breach of a material fiduciary duty, material breach of an agreement with the Company, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Committee, which determination shall be binding. Notwithstanding the foregoing, if “Cause” is defined in an employment agreement between a Participant and the Company, “Cause” shall have the meaning assigned to it in such agreement.

(h) Change of Control.

(i) The acquisition by any unrelated person of beneficial ownership (as that term is used for purposes of the Act) of 50% or more of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors. The term “unrelated person” means any person other than (x) the Company and its subsidiaries, (y) an employee benefit plan or related trust sponsored by the Company or its subsidiaries, and (z) a person who acquires stock of the Company pursuant to an agreement with the Company that is approved by the Board in advance of the acquisition. For purposes of this subsection, a “person??means an individual, entity or group, as that term is used for purposes of the Act;

(ii) Any tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, and the Company is not the surviving corporation; and

(iii) A liquidation of the Company.

(i) Code. The Internal Revenue Code of 1986, as amended.

(j) Committee. The Compensation Committee of the Board.

(k) Company. Pansoft Company Limited

(l) Company Stock. The common stock of the Company, without par value per share. In the event of a change in the capital structure of the Company (as provided in Section 12 below), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(m) Consultant. A person rendering services to the Company who is not an “employee” for purposes of employment tax withholding under the Code.

(n) Corporate Change. A consolidation, merger, dissolution or liquidation of the Company, or a sale or distribution of assets or stock (other than in the ordinary course of business) of the Company; provided that, unless the Committee determines otherwise, a Corporate Change shall only be considered to have occurred with respect to Participants whose business unit is affected by the Corporate Change.

(o) Date of Grant. The date as of which an Award is made by the Committee.

(p) Disability or Disabled. As to an Incentive Stock Option, a Disability within the meaning of Code Section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

(q) Fair Market Value.

(i) If Company Stock is traded on a national securities exchange or the NASDAQ Stock Market, the average of the highest and lowest registered sales prices of Company Stock on such exchange or the NASDAQ Stock Market;

(ii) If Company Stock is traded in the over-the-counter market, the average between the closing bid and asked prices as reported by the NASDAQ Stock Market; or

(iii) If shares of Company Stock are not publicly traded, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

Fair Market Value shall be determined as of the applicable date specified in the Plan or, if there are no trades on such date, the value shall be determined as of the last preceding day on which Company Stock is traded.

(r) Incentive Stock Option. An Option intended to meet the requirements of, and qualify for favorable Federal income tax treatment under, Code Section 422.

(s) Nonstatutory Stock Option. An Option that does not meet the requirements of Code Section 422, or that is otherwise not intended to be an Incentive Stock Option and is so designated.

(t) Option. A right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(u) Participant. Any individual who receives an Award under the Plan.

(v) Restricted Stock. Company Stock awarded upon the terms and subject to the restrictions set forth in Section 7 below.

(w) Rule 16b-3. Rule 16b-3 of the Act, including any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the effective date of the Plan.

(x) 10% Shareholder. A person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate. Indirect ownership of stock shall be determined in accordance with Code Section 424(d).

3. General. Awards of Options and Restricted Stock may be granted under the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

4. Stock. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan a total of 604,248 unissued shares of Company Stock. Shares allocable to Options granted under the Plan that expire or otherwise terminate unexercised and shares that are forfeited pursuant to restrictions on Restricted Stock awarded under the Plan may again be subjected to an Award under this Plan. For purposes of determining the number of shares that are available for Awards under the Plan, such number shall, if permissible under Rule 16b-3, include the number of shares surrendered by a Participant or retained by the Company (a) in connection with the exercise of an Option or (b) in payment of Applicable Withholding Taxes.

    5. Eligibility.

(a) Any employee of, non-employee director of, or Consultant to the Company or its affiliates, Pansoft Company Limited or Pansoft (Jinan) Co., Ltd., who, in the judgment of the Committee, has contributed or can be expected to contribute to the profits or growth of the Company is eligible to become a Participant. The Committee shall have the power and complete discretion, as provided in Section 14, to select eligible Participants and to determine for each Participant the terms, conditions and nature of the Award and the number of shares to be allocated as part of the Award; provided, however, that any award made to a member of the Committee must be approved by the Board. The Committee is expressly authorized to make an Award to a Participant conditioned on the surrender for cancellation of an existing Award.

(b) The grant of an Award shall not obligate the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

(c) Non-employee directors and Consultants shall not be eligible to receive the Award of an Incentive Stock Option.

(d) The maximum number of shares with respect to which an Award may be granted in any calendar year to any employee during such calendar year shall be 100,000 shares of Company Stock.

6. Stock Options.

(a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the Participant stating the number of shares for which Options are granted, the Option price per share, whether the options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the Participant, shall become a stock option agreement between the Company and the Participant.

(b) The Committee shall establish the exercise price of Options. The exercise price of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant, provided that if the Participant is a 10% Shareholder, the exercise price of an Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant. The exercise price of a Nonstatutory Stock Option Award shall not be less than 100% of the Fair Market Value of the shares of Company Stock covered by the Option on the Date of Grant.

(c) Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement. The Committee may impose such vesting conditions and other requirements as the Committee deems appropriate, and the Committee may include such provisions regarding a Change of Control or Corporate Change as the Committee deems appropriate.

(d) The Committee shall establish the term of each Option in the Participant stock option agreement. The term of an Incentive Stock Option shall not be longer than ten years from the Date of Grant, except that an Incentive Stock Option granted to a 10% Shareholder may not have a term in excess of five years. No option may be exercised after the expiration of its term or, except as set forth in the Participant’s stock option agreement, after the termination of the Participant’s employment. The Committee shall set forth in the Participant’s stock option agreement when, and under what circumstances, an Option may be exercised after termination of the Participant’s employment or period of service; provided that no Incentive Stock Option may be exercised after (i) three months from the Participant’s termination of employment with the Company for reasons other than Disability or death, or (ii) one year from the Participant’s termination of employment on account of Disability or death. The Committee may, in its sole discretion, amend a previously granted Incentive Stock Option to provide for more liberal exercise provisions, provided however that if the Incentive Stock Option as amended no longer meets the requirements of Code Section 422, and, as a result the Option no longer qualifies for favorable federal income tax treatment under Code Section 422, the amendment shall not become effective without the written consent of the Participant.

(e) An Incentive Stock Option, by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of Company Stock with respect to which Incentive Stock Options are exercisable by the Participant for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of the Company and any parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Board may impose such conditions as it deems appropriate on an Incentive Stock option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(f) If a Participant dies and if the Participant’s stock option agreement provides that part or all of the Option may be exercised after the Participant’s death, then such portion may be exercised by the personal representative of the Participant’s estate during the time period specified in the stock option agreement.

(g) If a Participant’s employment or services is terminated by the Company for Cause, the Participant’s Options shall terminate as of the date of the misconduct.

7. Restricted Stock Awards.

(a) Whenever the Committee deems it appropriate to grant a Restricted Stock Award, notice shall be given to the Participant stating the number of shares of Restricted Stock for which the Award is granted and the terms and conditions to which the Award is subject. This notice, when accepted in writing by the Participant, shall become an Award agreement between the Company and the Participant. Certificates representing the shares shall be issued in the name of the Participant, subject to the restrictions imposed by the Plan and the Committee. A Restricted Stock Award may be made by the Committee in its discretion without cash consideration.

(b) The Committee may place such restrictions on the transferability and vesting of Restricted Stock as the Committee deems appropriate, including restrictions relating to continued employment and financial performance goals. Without limiting the foregoing, the Committee may provide performance or Change of Control or Corporate Change acceleration parameters under which all, or a portion, of the Restricted Stock will vest on the Company’s achievement of established performance objectives. Restricted Stock may not be sold, assigned, transferred, disposed of, pledged, hypothecated or otherwise encumbered until the restrictions on such shares shall have lapsed or shall have been removed pursuant to subsection (c) below.

(c) The Committee may provide in a Restricted Stock Award, or subsequently, that the restrictions will lapse if a Change of Control or Corporate Change occurs. The Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or may remove restrictions on Restricted Stock as it deems appropriate.

(d) A Participant shall hold shares of Restricted Stock subject to the restrictions set forth in the Award agreement and in the Plan. In other respects, the Participant shall have all the rights of a shareholder with respect to the shares of Restricted Stock, including, but not limited to, the right to vote such shares and the right to receive all cash dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s Award agreement. If stock dividends are declared on Restricted Stock, such stock dividends or other distributions shall be subject to the same restrictions as the underlying shares of Restricted Stock.

8. Method of Exercise of Options.

(a) Options may be exercised by giving written notice of the exercise to the Company, stating the number of shares the Participant has elected to purchase under the Option. Such notice shall be effective only if accompanied by the exercise price in full in cash; provided that, if the terms of an Option so permit, the Participant may (i) deliver Company Stock that the Participant has owned for at least six months (valued at Fair Market Value on the date of exercise), or (ii) exercise any applicable net exercise provision contained therein. Unless otherwise specifically provided in the Option, any payment of the exercise price paid by delivery of Company Stock acquired directly or indirectly from the Company shall be paid only with shares of Company Stock that have been held by the Participant for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

(b) Notwithstanding anything herein to the contrary, Awards shall always be granted and exercised in such a manner as to conform to the provisions of Rule 16b-3.

9. Applicable Withholding Taxes. Each Participant shall agree, as a condition of receiving an Award, to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Until the Applicable Withholding Taxes have been paid or arrangements satisfactory to the Company have been made, no stock certificates (or, in the case of Restricted Stock, no stock certificates free of a restrictive legend) shall be issued to the Participant. As an alternative to making a cash payment to the Company to satisfy Applicable Withholding Tax obligations, the Committee may establish procedures permitting the Participant to elect to (a) deliver shares of already owned Company Stock (subject to such restrictions as the Committee may establish, including a requirement that any shares of Company Stock so delivered shall have been held by the Participant for not less than six months) or (b) have the Company retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes. Any such election shall be made only in accordance with procedures established by the Committee and in accordance with Rule 16b-3.

10. Nontransferability of Awards.

(a) In general, Awards, by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution or except as described below. Options shall be exercisable, during the Participant’s lifetime, only by the Participant or by his guardian or legal representative.

(b) Notwithstanding the provisions of (a) and subject to federal and state securities laws, the Committee may grant Nonstatutory Stock Options that permit a Participant to transfer the Options to one or more immediate family members, to a trust for the benefit of immediate family members, or to a partnership, limited liability company, or other entity the only partners, members, or interest-holders of which are among the Participant’s immediate family members. Consideration may not be paid for the transfer of Options. The transferee of an Option shall be subject to all conditions applicable to the Option prior to its transfer. The agreement granting the Option shall set forth the transfer conditions and restrictions. The Committee may impose on any transferable Option and on stock issued upon the exercise of an Option such limitations and conditions as the Committee deems appropriate.

11. Termination, Modification, Change. If not sooner terminated by the Board, this Plan shall terminate at the close of business on the tenth anniversary of the Effective Date. No Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by Rule 16b-3, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Awards granted under the Plan (except pursuant to Section 12), expands the class of persons eligible to receive Awards, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

12. Change in Capital Structure.

(a) In the event of a stock dividend, stock split or combination of shares, spin-off, reclassification, recapitalization, merger or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of options, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

(b) In the event the Company distributes to its shareholders a dividend, or sells or causes to be sold to a person other than the Company or a Subsidiary shares of stock in any corporation (a “Spinoff Company”) which, immediately before the distribution or sale, was a majority owned Subsidiary of the Company, the Committee shall have the power, in its sole discretion, to make such adjustments as the Committee deems appropriate. The Committee may make adjustments in the number and kind of shares or other securities to be issued under the Plan (under outstanding Awards and Awards to be granted in the future), the exercise price of Options, and other relevant provisions, and, without limiting the foregoing, may substitute securities of a Spinoff Company for securities of the Company. The Committee shall make such adjustments as it determines to be appropriate, considering the economic effect of the distribution or sale on the interests of the Company’s shareholders and the Participants in the businesses operated by the Spinoff Company, and subject to the proviso that any such adjustments or new options shall not be made or granted, respectively, that would result in subjecting the Plan to variable plan accounting treatment. The Committee’s determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any Award, the Committee may adjust appropriately the number of shares covered by the Award so as to eliminate the fractional shares.

(c) To the extent required to avoid a charge to earnings for financial accounting purposes, adjustments made by the Committee pursuant to this Section 12 to outstanding Awards shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not greater than or less than the Award’s aggregate intrinsic value before the adjustment and (ii) the ratio of the exercise price per share to the market value per share is not reduced.

(d) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes. The Committee shall make its determinations consistent with Rule 16b-3 and the applicable provisions of the Code.

13. Change of Control. In the event of a Change of Control or Corporate Change, the Committee may take such actions with respect to Awards as the Committee deems appropriate. These actions may include, but shall not be limited to, the following:

(a) At the time the Award is made, provide for the acceleration of the vesting schedule relating to the exercise or realization of the Award so that the Award may be exercised or realized in full on or before a date initially fixed by the Committee;

(b) Provide for the purchase or settlement of any such Award by the Company for any amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of a Participant’s rights had such Award been currently exercisable or payable;

(c) Make adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change of Control or Corporate Change; provided, however, that to the extent required to avoid a charge to earnings for financial accounting purposes, such adjustments shall be made so that both (i) the aggregate intrinsic value of an Award immediately after the adjustment is not greater than or less than the Award’s aggregate intrinsic value before the Award and (ii) the ratio of the exercise price per share to the market value per share is not reduced; or

(d) Cause any such Award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving legal entity in such Change of Control or Corporate Change.

14. Administration of the Plan.

(a) The Plan shall be administered by the Committee, who shall be appointed by the Board. The Board may designate the Compensation Committee of the Board, or a subcommittee of the Compensation Committee, to be the Committee for purposes of the Plan. If and to the extent required by Rule 16b-3, all members of the Committee shall be “Non-Employee Directors” as that term is defined in Rule 16b-3, and the Committee shall be comprised solely of two or more “outside directors” as that term is defined for purposes of Code section 162(m). If any member of the Committee fails to qualify as an “outside director” or (to the extent required by Rule 16b-3) a “Non-Employee Director,” such person shall immediately cease to be a member of the Committee and shall not take part in future Committee deliberations. The Board of Directors may from time to time may appoint members of the Committee and fill vacancies, however caused, in the Committee.

(b) The Committee shall have the authority to impose such limitations or conditions upon an Award as the Committee deems appropriate to achieve the objectives of the Award and the Plan. Without limiting the foregoing and in addition to the powers set forth elsewhere in the Plan, the Committee shall have the power and complete discretion to determine (i) which eligible persons shall receive an Award and the nature of the Award, (ii) the number of shares of Company Stock to be covered by each Award, (iii) whether Options shall be Incentive Stock options or Nonstatutory Stock Options, (iv) the Fair Market Value of Company Stock, (v) the time or times when an Award shall be granted, (vi) whether an Award shall become vested over a period of time, according to a performance-based vesting schedule or otherwise, and when it shall be fully vested, (vii) the terms and conditions under which restrictions imposed upon an Award shall lapse, (viii) whether a Change of Control or Corporate Change exists, (ix) the terms of incentive programs, performance criteria and other factors relevant to the issuance of Incentive Stock or the lapse of restrictions on Restricted Stock or Options, (x) when Options may be exercised, (xi) whether to approve a Participant’s election with respect to Applicable Withholding Taxes, (xii) conditions relating to the length of time before disposition of Company Stock received in connection with an Award is permitted, (xiii) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xiv) any additional requirements relating to Awards that the Committee deems appropriate. Notwithstanding the foregoing, no “tandem stock options” (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options.

(c) The Committee shall have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and, where applicable, consistent with the qualification of an option as an Incentive Stock Option. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant’s rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.

(d) The Committee may adopt rules and regulations for carrying out the Plan. The Committee shall have the express discretionary authority to construe and interpret the Plan and the Award agreements, to resolve any ambiguities, to define any terms, and to make any other determinations required by the Plan or an Award agreement. The interpretation and construction of any provisions of the Plan or an Award agreement by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(e) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

15. Issuance of Company Stock. The Company shall not be required to issue or deliver any certificate for shares of Company Stock before (i) the admission of such shares to listing on any stock exchange on which Company Stock may then be listed, (ii) receipt of any required registration or other qualification of such shares under any state or federal securities law or regulation that the Company’s counsel shall determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend required to reflect restrictions pursuant to the Plan, and any legend deemed necessary by the Company’s counsel to comply with federal or state securities laws. The Company may require a customary written indication of a Participant’s investment intent. Until a Participant has been issued a certificate for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

16. Rights Under the Plan. Title to and beneficial ownership of all benefits described in the Plan shall at all times remain with the Company. Participation in the Plan and the right to receive payments under the Plan shall not give a Participant any proprietary interest in the Company or any Affiliate or any of their assets. No trust fund shall be created in connection with the Plan, and there shall be no required funding of amounts that may become payable under the Plan. A Participant shall, for all purposes, be a general creditor of the Company. The interest of a Participant in the Plan cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors.

17. Beneficiary. A Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive any payments under Awards of Restricted Stock or Incentive Stock after the Participant’s death. If a Participant makes no valid designation, or if the designated beneficiary fails to survive the Participant or otherwise fails to receive the benefits, the Participant’s beneficiary shall be the first of the following persons who survives the Participant: (a) the Participant’s surviving spouse, (b) the Participant’s surviving descendants, per stirpes , or (c) the personal representative of the Participant’s estate.

18. Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company—at its principal business address to the attention of the Secretary; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

19. Interpretation. The terms of this Plan and Awards granted pursuant to the Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury relating to the qualification of Incentive Stock Options under the Code or compliance with Code section 162(m), to the extent applicable, and they are subject to all present and future rulings of the Securities and Exchange Commission with respect to Rule 16b-3. If any provision of the Plan or an Award conflicts with any such regulation or ruling, to the extent applicable, the Committee shall cause the Plan to be amended, and shall modify the Award, so as to comply, or if for any reason amendments cannot be made, that provision of the Plan and/or the Award shall be void and of no effect.

**_PANSOFT COMPANY LTD._**
**_3/F QILU SOFTWARE PARK BUILDING,_**
**_HI-TECH DISTRICT_**
**_JINAN, CHINA 250101_**

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M15912-P83643 KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.** DETACH AND RETURN THIS PORTION ONLY

**PANSOFT COMPANY LIMITED**

**The Board of Directors recommends a vote FOR the election of the director nominee listed in Item 1 and FOR Items 2 and 3.**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. To elect Paul Gillis to Class I of the Company's Board of Directors. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

_______________________________

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
Proxy Statement and 10K are available at http://www.pansoft.com/contentsa.php?level0=3&level1=4.

M15913-P83643

PROXY

## PANSOFT COMPANY LIMITED

## PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

## FOR ANNUAL MEETING ON JULY 20, 2009

Hu Wang and Allen Zhang, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of Pansoft Company Limited (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via the Internet at www.pansoft.com on July 20, 2009 at 9:00 a.m. or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. **If no such directions are indicated, the proxies will have authority to vote FOR the election of the director nominee listed in Item 1, and FOR Items 2 and 3.**

**Address Changes/Comments:** ________________________________________

____________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)**

**SEE REVERSE SIDE** **SEE REVERSE SIDE**